Exhibit (d)(4)

AMENDED AND RESTATED

APPENDIX A

TO THE INVESTMENT MANAGEMENT AGREEMENT

This Amended and Restated Appendix A, as amended August 16, 2017 (“Appendix A”), to the Investment Management Agreement dated October 1, 2016, (the “Agreement”), is effective as of August 16, 2017, and supersedes any prior Appendix A to the Agreement.

InvestEd Aggressive Portfolio

InvestEd Balanced Portfolio

InvestEd Conservative Portfolio

InvestEd Fixed Income Portfolio

InvestEd Growth Portfolio

InvestEd Income Portfolio